UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 29, 2006

Hudson Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

1-13412   13-3641539

(Commission File Number)    (IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York 10965

(Address of Principal Executive Offices) (Zip Code)

(845) 735-6000

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

A. On December 29, 2006, the Board of Directors, or Board, of Hudson Technologies, Inc., or the Registrant, increased the fiscal year 2006 cash bonus pool available for bonuses to Registrant's executive officers and to several other key employees, and approved awards of cash bonuses to its executive officers, as well as to certain of its key employees. The amounts of the bonuses to be paid to the executive officers are:

James R. Buscemi, the Registrant's Chief Financial Officer, will receive a total cash bonus of $34,750;

Brian F. Coleman, the Registrant's President and Chief Operating Officer, will receive a total cash bonus of $68,000;

Charles F. Harkins, the Registrant's Vice President of Sales, will receive a total cash bonus of $78,000;

Stephen P. Mandracchia, the Registrant's Secretary and Vice President Legal and Regulatory, will receive a total cash bonus of $46,500; and

Kevin J. Zugibe, the Registrant's Chief Executive Officer and Chairman of the Board, will receive a total cash bonus of $83,000.

These cash bonuses will be paid during the first quarter of 2007.

B. On December 29, 2006, the Board voted to establish a bonus pool at the end of fiscal year 2007 for the payment of cash bonuses to some or all of the Registrant's executive officers, as well as to certain of its key employees. The amount of the bonus pool has not been determined, but will be based upon the Registrant achieving earnings for the fiscal year 2007 in excess of a pre-determined level established by the Board, or Benchmark, up to a maximum bonus pool of $350,000. In the event the Registrant's 2007 earnings exceed the Benchmark, cash bonuses may be paid out of the bonus pool to some or all of the executive officers and/or the key employees. The Board will determine which, if any, of the executive officers and key employees are to receive a cash bonus, as well as the amount of any cash bonus to be paid to an executive officer or to a key employee, taking into account the overall 2007 financial results of the Registrant as well as on the personal performance of each executive officer and key employee during 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: January 5, 2007

By: /S/ Stephen P. Mandracchia

Name: Stephen P. Mandracchia

Title: Vice President Legal & Regulatory, Secretary